Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
CELL-NIQUE CORPORATION.

We hereby consent to the use in the Registration Statement of Form S-1/A of our report dated April 19, 2010, relating to the financial statements of Cell-nique Corporation for the years ended December 31, 2009 and 2008.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Randy Gruber, CPA
GRUBER & COMPANY, LLC

LAKE SAINT LOUIS, MISSOURI
April 19, 2010